Exhibit 9.A


                               CMC FUND TRUST

                             CMC SMALL CAP FUND

                          TRANSFER AGENT AGREEMENT

                               August 8, 1989


          This Agreement is made between CMC FUND TRUST ("Fund"), an Oregon business trust, and COLUMBIA TRUST COMPANY ("Agent"), an Oregon corporation, as of August 8, 1989.

          Fund is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), whose shares are registered for sale under the Securities Act of 1933, as amended (the "1933 Act");

          Fund has established its first Series of shares (the "Series"), referred to as "CMC Small Cap Fund"; and

          Fund desires to have Agent serve as transfer agent and dividend disbursing agent for Fund with respect to the Series, and AGent is willing to serve as transfer agent and dividend disbursing agent for Fund with respect to the Series.

          NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, Fund and Agent agree as follows:

     1. Appointment. Fund hereby appoints Agent as transfer agent for the shares of the Fund, as described in the Declaration of Trust of the Fund, (the "Stock") and dividend disbursing agent for Fund, and Agent agrees to serve as transfer agent and dividend disbursing agent under the terms and conditions hereinafter set forth.
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     2. Documents. Fund has furnished Agent copies of Fund's Declaration of
Trust, investment advisory contract, custodian contract, all account applications forms, and other eocuments relating to shareholders' accounts and a certified copy of the resolutions of Fund's Trustees adopting Fund's form of stock certificate and approving the appointment of Agent hereunder. Fund shall furnish promptly to Agent a copy of any amendment or supplement to the above-mentioned documents and any additional documents necessary for Agent to perform its functions hereunder.

     3. Authorized Shares. Fund certifies to Agent that, as of the date hereof, Fund is authorized to issue an unlimited number of shares.

     4. Services to be Performed. Agent shall be responsible for performing the duties of transfer agent and dividend disbursing agent for Fund, which duties are more fully set forth in Schedule A to this Agreement. All computer programs and procedures developed by Agent to perform services required under this Agreement shall remain the exclusive property of Agent.

     5. Maintenance of Records; Confidentiality. All records maintained by Agent as required on Schedule A shall remain the exclusive property of Fund and shall be preserved and retained by Agent while this Agreement remains in effect. Agent shall make available during regular business hours all records and other data created and maintained pursuant to this Agreement

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for reasonable audit and inspection by the Fund or any person retained by
Fund. Agent shall treat all records and other information with respect to Fund with confidence.

     6. Compensation. As compensation for the performance of the services described in parts I and II of Schedule A, Agent shall receive from Fund a per account fee in the amount set forth in Schedule B, but in no vent less than $1,500 per month. These fees will be charged for any account in existence during any part of a month, and the fees will be charged for any part of a month preceding termination of this Agreement. As compensation for the performance of extra charge services described in part III of Schedule A, Agent shall be paid by Fund at the rates listed on Schedule B. Upon request of the Agent, the hourly rates listed on Schedule B may be adjusted, subject to approval by the Fund's Trustees in accordance with paragraph 17.

     7. Expenses. Fund agrees to pay directly or reimburse Agent for postage and the procurement or printing of share certificates, statements, envelopes, checks, reports, tax forms, proxies, or other forms of printed material required in the performance of its services to Fund under this Agreement, and Agent agrees that Fund may purchase these materials directly for use by Agent, subject to prior approval by Agent as to the compatibility of any materials with Agent's data processing equipment. Fund agrees to pay directly or reimburse Agent for all freight and other delivery charges and insurance

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or bonding charges incurred by Agent in delivering certificates to shareholders and any and all other out-of-pocket expenses and charges incurred by Agent in performing services under this Agreement.

     8. Monthly Statement. At the end of each month during the term of this Agreement and upon termination of this Agreement, Agent will render an itemized statement to Fund for its fees and expenses under this Agreement. Payment by Fund is due 10 days from the date the statement is received.

     9. Compliance With Governmental Rules and Regulations.

          9.1 Agent represents that it is registered with the Securities and Exchange Commission as a transfer agent under Section 17A of the Securities Exchange Act of 1934, as amended, and will notify the Fund promptly if its registration is revoked or if any proceeding is commenced before the Securities and Exchange Commission with may lead to revocation. Agent shall be responsible for compliance with all laws, rules, and regulations of governmental authorities having jurisdiction over transfer agents and their activities.

          9.2 Except for the accuracy of information furnished to Fund by Agent, Fund assumes full responsibility for the preparation, contents, and distribution of its prospectuses and for compliance with all applicable requirements of the 1933 Act, the 1940 Act, and any other laws, rules, or regulations of governmental authorities with jurisdiction over Fund.

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     10. References to Agent. Fund shall not circulate any printed matter that contains any reference to Agent without the prior written approval of Agent, except printed matter that identifies Agent as transfer agent and dividend disbursing agent for Fund.

     11. Acts of God, National Emergency, etc. Agent shall not be liable for loss of data, delays, or errors occurring by reasons of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, fire, flood, catastrophe, acts of God, insurrection, war, riot, failure of transportation, communication, or power supply, or machine breakdown. Agent shall use its best efforts to minimize the likelihood of damage, loss of data, delays, or errors resulting from such uncontrollable events, and if damage, loss of data, delays, or errors occur, Agent shall use its best efforts to mitigate the effects of the occurrence.

     12. Standard of Care. Agent shall at all times act in good faith and use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement and to absorb all costs for time, materials, or other expenses necessary to correct any errors made by Agent. Agent shall not be liable for any loss or damage due to its errors unless the errors are caused by its gross negligence, bad faith, or willful misconduct or that of its employees or agents. Fund agrees to pay Agent, at the rates set forth in

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Schedule B, for any excess work required by Agent due to the errors of
Fund's employees or representatives or due to incorrect data furnished to Agent by Fund, Fund's investment adviser, or Fund's custodian.

     13. Instructions and Opinion of Counsel. At any time Agent may apply to an officer of Fund for instructions and consult counsel for Fund or its own counsel on any matter arising in connection with this Agreement. Agent shall not be liable for any action taken or omitted by it in good faith in accordance with such instructions or with the advice or opinion of such counsel.

     14. Indemnification. Fund shall indemnify and hold Agent harmless from all loss, cost, damage, and expense, including reasonable expenses for counsel, incurred by Agent resulting from any claim, demand, action, or suit in connection with the performance of its duties hereunder or as the result of acting upon any instruction, advice, or opinion obtained pursuant to paragraph 13 hereof, upon any other instruction reasonably believed by Agent to have been properly executed by a duly authorized officer of Fund, or upon any information, data, records, or documents provided to Agent by Fund, Fund's investment adviser, or Fund's custodian. This indemnification shall not apply to actions or omissions constituting gross negligence, bad faith, or willful misconduct of Agent, its employees, or agents. Prior to confessing any claim against it which may be subject to this indemnification, Agent shall give

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Fund reasonable opportunity to defend against that claim in its own name or in the name of the Agent.

     15. Fidelity Bond. Agent will maintain in force throughout the duration of this Agreement a fidelity bond that complies with applicable regulatory requirements, written by a reputable bonding company, covering theft, embezzlement, forgery, and other acts of malfeasance by Agent, its employees, or agents in connection with services performed for Fund.

     16. Duration and Termination.

          16.1 This Agreement shall remain in force until two years from the date hereof and may be continued from year to year thereafter if approved annually by a vote of a majority of the Fund's shareholders (as determined in accordance with the requirements of the 1940 Act) or by its Trustees and in either case a vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on approval.

          16.2 This Agreement may be terminated at any time without the payment of any penalty by vote of the Trustees of Fund or by vote of a majority of the outstanding shares of Fund on 60 days written notice to the other party. This Agreement may be terminated by Agent upon 180 days written notice thereof to Fund. Any termination in accordance with this Agreement shall not affect the rights and obligations of the parties under paragraphs 11, 12, 13 and 14 hereof. Immediately upon

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termination of this Agreement, all records and other data in the possession of Agent which are the property of Fund shall be furnished to Fund in computer written data forms as requested by Fund.

          16.3 This Agreement shall automatically terminate if it is assigned, the term "assignment" for this purpose having the meaning defined in Section 2(a)(4) of the 1940 Act. Agent shall notify Fund of any change in the officers or directors of Agent within a reasonable time after the change.

     17. Amendments. This Agreement may be amended with the written consent of Agent and Fund if the amendment has been approved by the Trustees of Fund, including a majority of the disinterested Trustees.

     18. Applicable to Specific Series. Agent agrees that, with respect to any obligation of Fund under this Agreement, Agent shall look only to the assets of the Series.

     19. Notices. Any notice shall be officially given when sent by registered or certified mail by either party to the following addresses, provided that either party may notify the other of any changed address to which such notices should be mailed hereunder:

         If to Fund:       CMC Fund Trust
                           1300 SW Sixth Avenue
                           PO Box 1350
                           Portland, Oregon 97207
                           Attention: President

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         If to Agent:      Columbia Trust Company
                           1301 SW Fifth Avenue
                           PO Box 1350
                           Portland, Oregon 97207
                           Attention: President

     20. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Oregon.

     21. Entire Agreement. This Agreement constitutes the entire agreement between the parties, supersedes any agreements previously entered into by them, and may be amended only by written agreement, duly executed on behalf of the respective parties in accordance with paragraph 17.

          IN WITNESS WHEREOF, the parties hereto cause this Agreement to be duly executed and to become effective as of the date first written above.

                                    CMC FUND TRUST


                                    By J. JERRY INNSKEEP, JR.
                                       -----------------------------------


                                    COLUMBIA TRUST COMPANY


                                    By JAMES F. RIPPEY
                                       -----------------------------------

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                                 SCHEDULE A



I.    Shareholder Services

      A. Maintain all shareholder records on electronic data processing equipment, including:

            1.    Share balances
            2.    Account transaction history
            3.    Names and addresses
            4.    Certificate records
            5.    Distribution records
            6.    Transfer records
            7.    Over-all control records

      B.    New Accounts

            1. Deposit all moneys received into transfer account maintained for the Custodian

            2. Set up account according to shareholders' instructions as to:

                  a.    Amount of shares purchased

                  b. Whether to deliver stock certificates to shareholders

      C.    Additional Purchases

            1. Deposit moneys received into a transfer account maintained for the Custodian

            2.    Issue shareholder confirmations

      D.    Redemptions - Full and Partial

            1.    Redeem shares upon shareholder request

            2.    Issue checks for the amount of redemption

            3.    Issue and mail shareholder confirmations

      E. Transfer shares as requested, which includes obtaining necessary papers and documents to satisfy transfer requirements. On irregular transfers requiring special legal opinions, such special legal fees, if any, are to be paid for by the Fund.
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      F.    Prepare and mail certificates as requested by
            shareholders

      G. Process changes, corrections of addresses and registrations

      H.    Compute distributions, dividends and capital gains

            1. Reinvest in additional shares as requested by shareholders

            2.    Issue checks as requested by shareholders

            3.    Advise each shareholder of amount of dividends
                      received and tax status annually

      I.    Handle replacement of lost certificates

      J. Produce transcripts of shareholder account history as required

      K. Maintain the controls associated with the computer programs and manual systems to arrive at the Company's total shares outstanding

      L. Receive mail and perform other administrative functions relating to transfer agent work

II.   Reports and Schedules

      A.    Daily

            1.    Name and address changes

            2.    Name and address additions and deletions

            3.    Transaction Register

                  a.    Purchases

                  b.    Redemptions

                  c.    Transfer and adjustments

            4.    Cash reconciliation - Cash received for day

            5.    Check reconciliation - checks issued for day

            6.    Transaction reconciliation

                  a.    Amount received

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                  b.    Total shares purchased

                  c.    Number of purchase transactions

                  d.    Dollar amount redeemed

                  e.    Shares redeemed

                  f.    Number of accounts redeeming

                  g.    Checks issued for redemptions

      B.    Monthly/Daily

            1. Balance list of shareholders in account number sequence

                  a.    Number of shares outstanding for which
                        stock certificates were issued

                  b.    Number of shares outstanding for which
                        stock certificates were not issued

                  c.    Total shares outstanding (a + b)

            2.    a.    Purchases, sales and adjustments

                  b.    Certificates issued

                  c.    Certificates, redemptions and transfers

                  d. Certificates reconciliations by certificate number

      C.    Monthly

            1.    Sales by states for month

      D.    Periodically

            1.    Alphabetical account listing

III.  Extra Charge Services

      A. Mailing labels or other mailing services to shareholders

      B.    Services in connection with any stock splits

      C. The computer system is designed to produce almost any display of statistical management or accounting data

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            in almost any format desired by the management,
            auditors or directors. The parameters of reporting are only limited to the data contained on disc. With sufficient notice this information is available to management in accordance with charges as itemized in Schedule B.

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                               CMC FUND TRUST

                             CMC SMALL CAP FUND

                                 SCHEDULE B

                                 BASIC FEE

                        $1.00 per account per month

                    TIME AND MATERIAL FOR EXTRA SERVICES

Computer....................................................At Cost

Key punch...................................................At Cost

Clerical....................................................At Cost

Programming and Direct
   Technical Management.....................................At Cost

Travel and per diem expenses
   (Chargeable only when authorized
   in advance by Fund)......................................At Cost

Mailing Services............................................At Cost

Permanent file supplies, forms,
   microfilm, microfiche....................................At Cost

Any of the above services when performed outside regular working hours of Agent may be billed at 150 percent of the above.

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